MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form S-1 of Yellowcake Mining Inc (Formerly Hoopsoft Development Corp), of our report dated September 20, 2006 on our audit of the financial statements of Yellowcake Mining Inc (Formerly Hoopsoft Development Corp) as of July 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception March 23, 2006 through July 31, 2006 and the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
September 12, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501